Exhibit 10.11

Interoffice Communication

Elease E. Wright Head of Aetna Human Resources (860) 273-8371 Fax: (860) 560-8721

To	John W. Rowe, MD

Date	December 6, 2002

Subject	Employment Agreement

Aetna Inc.’s Board of Director’s Committee on Compensation and Organization has approved the following amendment to your Employment Agreement with the Company dated as of September 6, 2000. Section 2.04 of the Employment Agreement shall be deleted and replaced with the following: “During the Employment Term, Company shall pay an annual premium of $73,500 on life insurance covering Executive and payable to beneficiaries designated by Executive”.

Except as so amended, the Employment Agreement shall remain in full force and effect.

Aetna Inc.

By:	/s/ Elease E. Wright

Elease E. Wright